Exhibit 99.1

NPS Pharmaceuticals Reports Third Quarter 2013 Financial Results and Provides Business Update

-- Full-year net sales guidance increased to $28 to $32 million with $16 million in net sales year to date --

-- Natpara BLA submitted for hypoparathyroidism; market research supports unmet medical need and significant long-term global sales potential --

-- Conference call today at 8:30 AM ET --

BEDMINSTER, N.J.--(BUSINESS WIRE)--November 6, 2013--NPS Pharmaceuticals, Inc. (NASDAQ:NPSP), a biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases worldwide, reported its results for the third quarter.

“We are excited by the continued success of the Gattex launch in the U.S.,” said Francois Nader, MD, president and chief executive officer of NPS Pharmaceuticals. “We are seeing strong demand and sales have exceeded our expectations so far with 235 patients now on Gattex. We are also pleased to raise our full-year net sales guidance to $28 to $32 million given the favorable results and trends we have seen so far. In addition, recent progress includes data from STEPS 2, which showed that patients can continue to achieve clinically meaningful reductions in parenteral support requirements or even complete independence with Gattex treatment beyond one year. With respect to our international expansion, we are quite proud of the significant progress we have made. The transfer of the Revestive EU Marketing Authorization is complete and we are preparing to initiate pricing and reimbursement discussions early in 2014. We also expect to begin launching our first named-patient programs around the end of this year.”

Dr. Nader added, “We were very pleased with the recent submission of our Biologic License Application for Natpara and we look forward to continuing to work with the FDA to complete its review. Natpara could be the first and only FDA-approved parathyroid hormone replacement therapy for hypoparathyroidism and market research supports the unmet medical need and significant global market potential.”

Recent Highlights

Gattex® (U.S.)/Revestive® (Ex-U.S.) (teduglutide [rDNA origin]) for injection

  Gattex sales totaled $11 million for the third quarter of 2013. Gattex is the first prescription medicine for the long-term treatment of adults with Short Bowel Syndrome (SBS) who are dependent on parenteral support.
  As of November 1, 452 prescriptions have been received and 235 patients are on therapy. As previously guided, it is expected to take an average of 90 to 120 days to dispense Gattex to patients after it is prescribed. Prior to dispensing Gattex, NPS Advantage works with patients to secure prior authorizations and reimbursement, obtain co-pay assistance, confirm colonoscopies, and coordinate nursing visits.
  Investigators presented new data from the two-year open-label STEPS 2 extension study in an award-winning poster at the Annual American College of Gastroenterology Meeting in October 2013. Long-term treatment with 30 months of Gattex resulted in clinically meaningful reductions in parenteral support with a significant percentage of patients achieving complete independence from parenteral support. The data support the long-term use of Gattex and the product’s safety profile remains consistent with the product’s label. These data have been submitted to the U.S. Food and Drug Administration (FDA) as a Supplemental New Drug Application (sNDA) to revise the Gattex label.
  The transfer of the Marketing Authorization for Revestive in the European Union was completed in October.
  NPS is finalizing its core value dossier and will begin tailoring it to the relevant countries for pricing/reimbursement negotiations. The company continues to expect to begin pricing/reimbursement discussions with authorities in selected EU countries during the first quarter of 2014.
  NPS is planning to begin early access/named-patient programs for Revestive in certain countries in late 2013 or early 2014.
  The company expects that it will begin to recognize meaningful revenues from ex-U.S. territories in the second half of 2014.

Natpara® (recombinant human parathyroid hormone 1-84 (rhPTH 1-84))

  The company submitted its Biologic License Application to the U.S. Food and Drug Administration (FDA) in October 2013. Natpara (recombinant human parathyroid hormone 1-84, rhPTH(1-84)) is the first bioengineered replica of human parathyroid hormone developed for hypoparathyroidism, a rare, complex endocrine disorder in which the body produces insufficient parathyroid hormone.
  The company’s Phase 3 study of Natpara was published in The Lancet Diabetes & Endocrinology. The study, known as REPLACE, confirmed the potential of Natpara as a parathyroid hormone replacement therapy for adult hypoparathyroidism. REPLACE is the largest randomized, placebo-controlled study in hypoparathyroidism to date.
  Investigators presented findings from the company’s pivotal Phase 3 study of Natpara, known as REPLACE, suggesting that it has a potential beneficial effect on bone health as shown by improvements in bone turnover markers in patients with hypoparathyroidism. Researchers also reported findings from the PARADOX burden of illness survey suggesting that patients with hypoparathyroidism have a substantial burden of illness associated with the skeleton and joints. These data were presented at the Annual Meeting of the American Society for Bone and Mineral Research in October.

New indications and product pipeline

  The company continues to expect to begin enrollment in its global registration study of Gattex/Revestive in pediatric patients with SBS before the end of 2013.
  NPS remains on track to initiate a Phase 2a proof-of-concept study in mid-2014 for NPSP795, a calcilytic compound with potential application in autosomal dominant hypocalcemia or ADH, an ultra-rare disorder caused by a gain-of-function mutation in the calcium-sensing receptor gene.

Financial results for the third quarter of 2013

“From a financial perspective 2013 continues to be a highly successful year. We have recorded more than $16 million in Gattex sales and our Sensipar royalty stream has contributed more than $76 million in revenues so far this year,” commented Luke M. Beshar, executive vice president and chief financial officer of NPS. “Our financial position and outlook is the strongest in the company’s history. We ended the quarter with $178 million in cash and investments and are well-equipped to support the global commercialization of Gattex and Natpara while pursuing new opportunities for growth.”

Net loss

NPS reported a net loss of $1.1 million or $0.01 per diluted share for the third quarter of 2013 compared to a net loss of $3.3 million or $0.04 per diluted share for the same period of the prior year.

Revenues

Revenues were comprised of net product sales for Gattex, which was launched in the first quarter of 2013, and royalty revenues. Sales of Gattex were $11.0 million for the third quarter of 2013, compared to $0 for the same period of the prior year.

Royalty revenues were $28.1 million for the third quarter of 2013 compared to $27.0 million for the same period of the prior year. NPS earns royalties on (i) Amgen’s sales of Sensipar®/Mimpara® (cinacalcet HCl), (ii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), and (iii) Janssen Pharmaceuticals’ sales of NUCYNTA® (tapentadol) and NUCYNTA® ER (tapentadol extended-release tablets).

The components of royalties are summarized as follows:

In millions	Quarter ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Royalty:
Sensipar/Mimpara	$25.4	$23.0	$76.5	$65.2
REGPARA	2.0	2.3	5.9	6.4
Preotact	--	1.0	--	4.8
NUCYNTA and other	0.7	0.7	2.2	2.1
Total	$28.1	$27.0	$84.6	$78.5

On November 15, 2013, the company will receive a cash payment of $17.4 million for the Sensipar/Mimpara royalties earned during the third quarter of 2013. The remaining $8 million of Sensipar/Mimpara royalties will be retained to repay a royalty advance received in August 2011 from Amgen. At September 30, 2013, NPS had $54.4 million in long-term, non-recourse debt secured by its Sensipar royalties. The company expects the remaining balance of its Sensipar-secured non-recourse debt to be fully repaid in 2015. After repayment, NPS will receive all of the Sensipar royalties through the March 2018 patent expiry in the U.S. and through the end of 2018 for the rest-of-world.

Research and development

Research and development expenses were relatively consistent at $18.8 million for the third quarter of 2013 compared to $18.0 million for the same period of the prior year.

General and administrative

General and administrative expenses were $17.6 million for the third quarter of 2013 compared to $8.3 million for the same period of the prior year. The increase in general and administrative expenses was primarily due to personnel and other external costs related to the U.S. launch of Gattex.

Interest expense

Interest expense was $3.0 million for the third quarter of 2013 compared to $4.4 million for the same period of the prior year. Interest expense was largely attributable to non-recourse debt secured by the company’s Sensipar/Mimpara, REGPARA, and Preotact (rhPTH 1-84) royalties. The decline in interest expense was primarily due to a reduction in the outstanding principal associated with Sensipar/Mimpara-secured non-recourse debt, as well as lower effective interest rates associated with the REGPARA- and PTH 1-84-secured non-recourse debt.

Cash and investments

The company’s cash, cash equivalents, and marketable investment securities were $178 million at September 30, 2013 compared to $101 million at December 31, 2012.

Long-term debt

All long-term debt on the company’s balance sheet is non-recourse and secured solely by royalties related to Sensipar/Mimpara, REGPARA, and sales of PTH 1-84 in the EU, CIS, and Turkey. After repayment of these obligations, the cash flows from these royalties will revert to NPS in accordance with the terms set forth in each agreement.

The following table reflects the company’s non-recourse debt at September 30, 2013 and December 31, 2012:

In millions
	September 30, 2013	December 31, 2012
Non-recourse debt:
Sensipar/Mimpara-secured	$61.1	$80.2
PTH 1-84-secured (EU, CIS and Turkey)	42.8	42.8
REGPARA-secured	35.2	36.3
Total non-recourse debt	139.1	159.3
Less current portion	6.7	6.3
Total long-term non-recourse debt	$132.4	$153.0

Financial guidance

The company financial guidance for 2013, which includes increased Gattex/Revestive net sales guidance, is summarized as follows:

  The company now expects to report full year Gattex/Revestive net sales of $28 to $32 million versus its previous guidance of $25 to $30 million. The company continues to expect to end 2013 with 275 to 325 patients on therapy. For financial reporting periods beginning in 2014, the company will no longer report the number of prescriptions and the number of patients on Gattex/Revestive in connection with its quarterly financial results.
  Gross-to-net adjustment for U.S. Gattex net sales is expected to be between eight and 12 percent.
  The company continues to expect operating expenses, excluding cost of goods sold and share-based compensation, to be between $140 and $150 million. The company’s operating expense guidance does not include the estimated impact of share-based compensation due to its inherent variability and non-cash nature.

Conference Call Information

NPS will host a conference call beginning today at 8:30 a.m. Eastern Time. To participate in the conference call, dial (866) 318-8618 and use pass code 68040193. International callers may dial +1 (617) 399-5137, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

A replay of the call will be available at (888) 286-8010, with pass code 32541481, until midnight Eastern Time, November 20, 2013. International callers may access the replay by dialing +1 (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is a biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases worldwide. The company’s lead product, Gattex® (U.S.)/Revestive® (EU) (teduglutide [rDNA origin]) for injection is approved for adult Short Bowel Syndrome (SBS) patients who are dependent on parenteral support. NPS has also developed Natpara® (rhPTH [1-84]) for the treatment of hypoparathyroidism and submitted its Biologic License Application to the U.S. Food and Drug Administration in October 2013.

NPS’ earlier stage pipeline includes NPSP795, a calcilytic compound with potential application in rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia (ADH). NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Janssen Pharmaceuticals, and Kyowa Hakko Kirin. Additional information about NPS is available through its corporate website, http://www.npsp.com.

“NPS,” “NPS Pharmaceuticals,” “Gattex,” “Natpara,” “Preotact,” and “Revestive” are the company's trademarks.

Disclosure notice

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward looking statements include, but are not limited to, statements concerning the company’s future financial performance and plans for the commercialization of its products. Risks associated to the company's business include, but are not limited to, the risks associated with any failure by the company to successfully commercialize Gattex (teduglutide [rDNA origin]) for injection, including the risk that physicians and patients may not see the advantages of Gattex and may therefore be reluctant to utilize the product, the risk that private and public payers may be reluctant to cover or provide reimbursement for Gattex, risks related to regulatory approvals for Natpara (recombinant human parathyroid hormone 1-84 (rhPTH 1-84)), the risks associated with the company's strategy, global macroeconomic conditions, the impact of changes in management or staff levels, the effect of legislation effecting healthcare reform in the United States, as well as other risk factors described in the company's periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information, whether as a result of new information, future events or otherwise.

(Financial statements to follow)

NPS Pharmaceuticals and Subsidiaries Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues:
Product sales, net	$11,037	$ --	$16,492	$ --
Royalties	28,129	27,012	84,613	78,453
Sale of royalty rights	--	--	--	25,000
Other	36	7	36	7
Total revenues	39,202	27,019	101,141	103,460

Costs and expenses:
Cost of goods sold	1,077	--	1,615	--
Research and development	18,798	17,957	65,381	70,797
General and administrative	17,558	8,329	46,228	25,769
Total operating expenses	37,433	26,286	113,224	96,566
Operating income (loss)	1,769	733	(12,083)	6,894
Other (expense) income:
Interest income, net	108	64	221	224
Interest expense	(2,959)	(4,444)	(9,388)	(14,445)
Other	(5)	323	(18)	795
Total other expense, net	(2,856)	(4,057)	(9,185)	(13,426)
Loss before income tax expense	(1,087)	(3,324)	(21,268)	(6,532)

Income tax expense	--	--	4	--
Net loss	(1,087)	(3,324)	(21,272)	($6,532)
Net loss per common and potential common share:
Basic	($0.01)	($0.04)	($0.22)	($0.08)
Diluted	($0.01)	($0.04)	($0.22)	($0.08)
Weighted average common and potential common share:
Basic	102,227	86,947	96,034	86,910
Diluted	102,227	86,947	96,034	86,910

NPS Pharmaceuticals and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)
	September 30,	December 31,
	2013	2012
Assets:
Cash, cash equivalents and marketable investment securities	$177,601	$100,715
Account receivable	31,986	30,276
Inventory	27,580	--
Other current assets	6,446	6,060
Property and equipment, net	3,860	4,193
Goodwill	9,429	9,429
Intangibles, net	19,750	--
Debt issuance costs, net	361	436
Total assets	$277,013	$151,109

Liabilities and Stockholders’ Equity (Deficit):
Accounts payable and accrued expenses	$24,207	$23,289
Convertible notes	16,545	--
Current portion of non-recourse debt	6,670	6,278
Convertible notes, less current portion	--	16,545
Non-recourse debt, less current portion*	132,387	153,024
Other long-term liabilities	5,372	6,614
Total liabilities	185,181	205,750

Common stock and additional paid-in capital	1,122,270	954,539
Accumulated other comprehensive income	19	5
Accumulated deficit	(1,030,457)	(1,009,185)
Total stockholders' equity (deficit)	91,832	(54,641)
Total liabilities and stockholders' equity (deficit)	$277,013	$151,109

* Non-recourse debt secured by Sensipar®/Mimpara®, Preotact® (rhPTH 1-84), and REGPARA® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com